Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193210 on Form S-3, Registration Statement No. 333-211098 on Form S-8, Registration Statement No. 333-185968 on Form S-8, Registration Statement No. 333-187179 on Form S-8 and Post-effective Amendment No. 1 to Registration Statement No. 333-190725 on Form S-3 of our reports dated February 24, 2017, relating to the consolidated financial statements of PBF Energy Inc. and subsidiaries, and the effectiveness of PBF Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of PBF Energy Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 24, 2017